UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): APRIL 26, 2006
QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13831 (Commission File No.)	74-2851603 (IRS Employer Identification No.)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of principal executive offices, including ZIP code)
(713) 629-7600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 26, 2006, Quanta Services, Inc. (Quanta or the Company) entered into a Purchase Agreement (the “Purchase Agreement”) with Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, in connection with the offer and sale of $143.75 million aggregate principal amount of its 3.75% Convertible Subordinated Notes due 2026 (the “Notes”), which includes the exercise of the over-allotment option granted to the initial purchasers. The initial purchasers and their affiliates have provided certain commercial banking, financial advisory and investment banking services to us or our affiliates for which they have received customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent under our existing senior secured credit facility, and Bank of America, N.A. and JPMorgan Chase, an affiliate of J.P. Morgan Securities Inc., and affiliates of certain of the other initial purchasers are lenders under our existing revolving credit facility. The offer and sale of the Notes is more fully described in Item 3.02 below. An executed copy of the Purchase Agreement is filed herewith as Exhibit 99.1 and is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
On April 26, 2006, Quanta entered into the Purchase Agreement in connection with the offer and sale of $143.75 million aggregate principal amount of its 3.75% Convertible Subordinated Notes due 2026. The transactions contemplated by the Purchase Agreement are scheduled to be completed on May 3, 2006.
The aggregate offering price for the Notes was $143.75 million, which includes the exercise of the over-allotment option granted to the initial purchasers. Quanta expects to receive net proceeds from the sale of the Notes of approximately $139.7 million, after deducting initial purchasers’ discounts of approximately $3.6 million and estimated offering expenses of approximately $0.5 million. Quanta intends to use the net proceeds from the sale of the Notes, together with existing cash, to repurchase through a tender offer all or a portion of its $172.5 million principal amount of 4.0% convertible subordinated notes. To the extent any net proceeds of the offering remain after Quanta’s repurchase of all or a portion of its 4.0% convertible subordinated notes, Quanta intends to use such remaining net proceeds for general corporate purposes.
The offer and sale of the Notes (and underlying shares of common stock, par value $.00001 per share) to the initial purchasers are exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering. The offer and resales of the Notes by the initial purchasers are also made in transactions exempt from the registration requirements of the Securities Act in accordance with Rule 144A thereunder; such offers and sales were made only to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, with adequate access to information about the Company, and appropriate notice and legends affixed to the Notes regarding the restricted nature of the Notes.

The Notes are convertible into the Company’s common stock at a rate equal to 44.6229 shares per $1,000 principal amount of the Notes (equal to a conversion price of approximately $22.41 per share), subject to adjustment, in the following circumstances:
•	during any fiscal quarter (and only during such fiscal quarter), if the closing price of Quanta’s common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the applicable conversion price per share;

•	the Company calls the notes for redemption;

•	specified distributions to holders of our common stock are made, or specified corporate transactions occur; or

•	at any time on or after March 1, 2026 through the business day immediately preceding the maturity date.
The tender offer for the Company’s 4.0% convertible subordinated notes due 2007 will be made solely by, and subject to, the terms and conditions set forth in a Schedule TO (including an offer to purchase, related letter of transmittal and other tender offer documents) that will be filed with the Securities and Exchange Commission (the “SEC”). The Schedule TO will contain important information and should be read carefully before any decision is made with respect to the tender offer. Once the Schedule TO and other documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov, on the Company’s website at www.quantaservices.com or by contacting the Company’s Corporate Secretary at (713) 629-7600.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Exhibit

99.1	Purchase Agreement, dated April 26, 2006, by and among Quanta Services, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 2, 2006

QUANTA SERVICES, INC.
By:	/s/ TANA L. POOL
	Name:	Tana L. Pool
	Title:	Vice President & General Counsel

Exhibit Index

Exhibit No.	Exhibit

99.1	Purchase Agreement, dated April 26, 2006, by and among Quanta Services, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC